UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 27, 2010

Kohlberg Capital Corporation
(Exact name of registrant as specified in its charter)

Delaware	814-00735	20-5951150
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

295 MADISON AVENUE NEW YORK, NY	10017
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (212) 455-8300

________________________________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01. Changes in Registrant’s Certifying Accountant.

(b)           On January 27, 2010, Kohlberg Capital Corporation (the "Company") engaged Grant Thornton LLP ("Grant Thornton") as its independent registered public accounting firm.

Except as described below, during the Company's two most recent fiscal years and in the subsequent period through the Company's engagement of Grant Thornton on January 27, 2010 neither the Company nor anyone acting on the Company's behalf consulted Grant Thornton regarding any of the matters or events described in Items 304(a)(2)(i) or (ii) of Regulation S-K.

Prior to engaging Grant Thornton, the audit committee and management of the Company met with representatives of Grant Thornton to discuss the engagement of Grant Thornton as the Company's independent registered public accountants.  During these meetings, the audit committee discussed with representatives of Grant Thornton fair value accounting and reporting, including general discussions regarding Accounting Standards Codification 820, formerly Statement of Financial Accounting Standards No. 157-Fair Value Measurements (“SFAS 157"), which had been the subject of disagreements between the Company and its former accountant.  In order to assess Grant Thornton's experience and expertise regarding fair value accounting and reporting generally, the audit committee discussed specific aspects of SFAS 157 with Grant Thornton.  In response to specific questions from the audit committee, representatives of Grant Thornton expressed the following views: (1) in the case of Level 3 (illiquid assets), it was likely to be the case that market quotations or a few trades would not be weighted heavily since no active market exists for these assets and such trades may reflect a distressed trade and, similarly, market quotations and trades as of a date after the valuation date in question may reflect only the market that existed as of that subsequent date; (2) in general, the credit quality of an asset should be taken into consideration when determining the fair value of such asset, (3) depending on the circumstances necessitating an amendment or repricing, loan amendments or repricings may not be viewed as reflecting a market transaction for purposes of SFAS 157, such as in the event that the amendment or repricing was completed on disadvantageous terms to the borrower because of its particular need for the amendment or repricing; (4) depending on the interest rate environment at the time in question, a LIBOR floor provision in a loan agreement could result in a fair value determination in excess of the par value of such asset but, at December 31, 2008 the prevailing interest rate environment was such that it was unlikely that a LIBOR floor provision would be a factor in a fair value determination of an asset; (5) it was possible in limited circumstances for a second lien loan to have a fair value in excess of that ascribed to the first lien loan of the same issuer; (6) it was unlikely in general that an asset would be valued in excess of par as of December 31, 2008 in light of prevailing market conditions at that time; and (7) a history of prepayments of a loan by the issuer may be indicative of an expected lower yield, which could result in a reduction in the fair value of the asset.

Neither the audit committee nor management of the Company requested that any representative of Grant Thornton express specific views as to any particular asset or transaction that was the subject of the Company's disagreements with its prior accountant, nor did Grant Thornton express such views.

As previously disclosed in the Company's Current Report on Form 8-K filed on January 19, 2010, the Company and Deloitte & Touche LLP ("Deloitte") disagreed with respect to the appropriateness of the methodology and procedures used by the Company under SFAS 157 to value the Company’s investments as of each of the fiscal year ended December 31, 2008 and the interim periods ended March 31, 2009 and June 30, 2009.   While the Company did not consult Deloitte in connection with or following the discussions with Grant Thornton described above regarding the subject matter thereof, and the Company does not believe that Deloitte would agree that it had previously provided the Company with its definitive views on the application of SFAS 157 to the general facts and circumstances set forth in that paragraph, the Company believes that Deloitte might disagree with at least some of the views set forth in that paragraph.

The Company provided Grant Thornton with a copy of the foregoing disclosure and requested that Grant Thornton review the disclosure prior to the filing of this Form 8-K and furnish the Company with a letter addressed to the Securities and Exchange Commission containing any new information, clarification of the Company’s expression of its views, or the respects in which it does not agree with the statements made by the Company herein.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kohlberg Capital Corporation (Registrant)

January 29, 2010 (Date)	/s/ Michael I. Wirth Michael I. Wirth Chief Financial Officer